Exhibit 97 RACKSPACE TECHNOLOGY, INC. EXECUTIVE OFFICER INCENTIVE COMPENSATION CLAWBACK POLICY

Effective Date:	August 17, 2023
Document Owner:	Compensation Committee

I.Purpose

The Board of Directors (the “Board”) of Rackspace Technology, Inc., a Delaware corporation (the “Company”) has adopted this policy (this “Policy”) which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an Accounting Restatement (as defined below). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder, and Listing Rule 5608 (“Rule 5608”) of the Nasdaq Stock Market (“Nasdaq”) and will be interpreted and applied accordingly.

II.Administration

This Policy will be administered by the Compensation Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.

III.Covered Executives

This Policy applies to the Company’s current and former executive officers, including officers determined pursuant to Rule 16a-1(f) promulgated under the Exchange Act and executive officers identified under Item 401(b) of Regulation S-K (“Executive Officers,” and together with any former Executive Officer, the “Covered Executives”).

IV.Recoupment Upon an Accounting Restatement

In the event that the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly all Erroneously Awarded Compensation from each Covered Executive, unless the Committee determines that such recovery is Impracticable.

For purposes of the foregoing:

•“Accounting Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, within the meaning of Rule 10D-1 and Rule 5608.

•“Covered Incentive Compensation” means Incentive Compensation that is Received on or after October 2, 2023 by a person: (i) after beginning service as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for that Incentive Compensation, (iii) while the Company has a class of securities listed on a

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national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement (or such longer period as required under Rule 5608 in the event the Company changes its fiscal year). The date that the Company is required to prepare the Accounting Restatement will be the earlier of (x) the date the Board concluded or reasonably should have concluded that the Accounting Restatement is required and (y) the date a court, regulator or other authorized body directs the Company to prepare the Accounting Restatement.

•“Erroneously Awarded Compensation” means the amount of Covered Incentive Compensation that was Received by each Covered Executive in excess of the Covered Incentive Compensation that would have been Received by the Covered Executive had such Covered Incentive Compensation been determined based on the restated Financial Reporting Measure following an Accounting Restatement, computed without regard to taxes paid. For this purpose, if the amount of Covered Incentive Compensation that is Received by a Covered Executive was based on the Company’s stock price or total shareholder return and is not subject to mathematical recalculation directly from the Accounting Restatement, the amount to be recovered as Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the Financial Reporting Measure upon which the Covered Incentive Compensation was Received. The Company’s Corporate Secretary shall, on behalf of the Committee, obtain and maintain all documentation of the determination of any such reasonable estimate and provide such documentation to Nasdaq when required or requested.

•“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from any such measure, and (ii) the Company’s stock price and the total shareholder return of the Company. A measure, however, need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission (“SEC”) to constitute a Financial Reporting Measure.

•“Impracticable” means that (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, (ii) recovery would violate an applicable home country law adopted prior to November 28, 2022, or (iii) recovery would likely cause an otherwise tax-qualified, broad-based retirement plan of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Before concluding that it would be Impracticable to recover any Erroneously Awarded Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, and the Company’s Corporate Secretary, on behalf of the Committee, shall document such reasonable attempt(s) to recover and provide that documentation to Nasdaq when required or requested. Before concluding that it would be Impracticable to recover any amount of Erroneously Awarded Compensation based on violation of law, the Committee shall engage legal counsel experienced and qualified to practice law in the applicable jurisdiction (if such counsel is acceptable to Nasdaq) to render an opinion that recovery would result in a violation of law and shall provide such opinion to Nasdaq.

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•“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive Compensation shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement plan or any notional account that is based on Incentive Compensation, as well as any earnings accrued thereon).

•“Received.” Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in such Incentive Compensation is attained.

Recoupment of Erroneously Awarded Compensation pursuant to this Policy is made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Covered Executive has responsibility for the noncompliance that resulted in the Accounting Restatement.

V.Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder, which may include, without limitation, any of the following:

•Requiring reimbursement of cash Incentive Compensation previously paid;

•Seeking recovery of any gain or value realized on or since the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

•Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive (including, without limitation, any severance otherwise payable by the Company to the Covered Executive);

•Making a deduction from the Covered Executive’s salary;

•Requiring the Covered Executive to transfer back to the Company any shares he or she received pursuant to an equity award;

•Cancelling, or reducing the number of shares subject to, or the value of, outstanding vested or unvested equity awards; and/or

•Taking any other remedial and recovery action permitted by law, as determined by the Committee.

The Committee shall consider Section 409A of the U.S. Internal Revenue Code of 1986, as amended, prior to offsetting recouped amounts against future payments of deferred compensation.

VI.No Indemnification or Insurance

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Neither the Company nor any of its subsidiaries or affiliates shall indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation. Further, neither the Company nor any of its subsidiaries or affiliates shall pay or reimburse any Covered Executive for any insurance policy entered into by a Covered Executive that provides for full or partial coverage of any recoupment obligation under this Policy.

VII.Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with Section 10D of the Exchange Act, Rule 10D-1 thereunder, Rule 5608 and any other applicable rules or standards adopted by the SEC or any national securities exchange on which the Company’s securities are listed.

VIII.Effective Date

This Policy shall be effective as of its adoption by the Board (the “Effective Date”) and shall apply to Covered Incentive Compensation that is Received by a Covered Executive on or after October 2, 2023.

IX.Amendment; Termination

The Board and/or the Committee may amend this Policy from time to time in its discretion in any manner consistent with applicable law and regulation. The Board and/or the Committee may terminate this Policy at any time when it does not have a class of securities listed on a national securities exchange or national securities association.

X.Other Recoupment Rights

This Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Without limiting the foregoing, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

XI.Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

XII.Disclosure

The circumstances of any recoupment pursuant to this Policy will be publicly disclosed where required by Rule 10D-1, Item 402 of Regulation S-K and Rule 5608. In accordance with Rule 10D-1, the Policy shall be filed with the SEC as an exhibit to the Company’s Form 10-K, as provided in Item 601(b) of Regulation S-K.

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XIII.Change of Listing

In the event that the Company lists its securities on any national securities exchange or national securities association other than Nasdaq, all references to “Nasdaq” in this Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed and “Rule 5608” shall mean the rule(s) relating to recovery of Erroneously Awarded Compensation under the listing rules of such other applicable exchange or association.

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